UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 2, 2015

RETAIL PROPERTIES OF AMERICA, INC.

(Exact Name of Registrant As Specified in Charter)

Maryland	001-35481	42-1579325
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2021 Spring Road, Suite 200, Oak Brook, Illinois 60523

(Address of Principal Executive Offices) (Zip Code)

(630) 634-4200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced realignment of its operating platform, Retail Properties of America, Inc. (the “Company”) has entered into a separation agreement, dated as of October 2, 2015, with Niall J. Byrne. In accordance with this agreement, Mr. Byrne will depart as the Company’s Executive Vice President and President of Property Management on October 7, 2015.

“Niall has played an important role in the transformation and growth of the Company, overseeing the property operations of up to 300 properties in our earlier years, and through the downturn and our IPO. His ten years of dedication and commitment is valued and recognized by our Board of Directors, who, along with me, wish him well in his future endeavors.” commented Steven P. Grimes, the Company’s President and Chief Executive Officer.

Pursuant to the separation agreement entered into by the Company and consistent with the terms of the Company’s pre-existing retention agreement with Mr. Byrne, Mr. Byrne will be entitled to receive a cash payment of $677,083 from the Company, acceleration of vesting with respect to all of his outstanding unvested shares of restricted stock of the Company and continuation of healthcare benefits for up to 18 months from the end of his employment in connection with his departure from the Company. The Company expects to recognize the expense associated with this payment and other benefits during the fourth quarter of 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL PROPERTIES OF AMERICA, INC.

Date: October 5, 2015	By:	/s/ Dennis K. Holland
Dennis K. Holland
Executive Vice President, General Counsel and Secretary